Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 15th day of April, 2011 is entered into by Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Gus Halas (“Executive”).

WHEREAS, the Company desires to employ Executive and Executive desires to become employed by the Company;

THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Effective Date: This Agreement shall become effective on April 15, 2011 (“Effective Date”).

2.	Term of Employment: Executive will be employed by the Company for an indefinite term, subject to termination as set forth below.

3.	Position: Executive shall serve as President and Chief Executive Officer of the Central Operating Companies. He shall perform those duties and responsibilities consistent with such position that are assigned to him by the Chief Executive Officer of the Company. Executive’s position and related terms and conditions of employment may from time to time be modified by the Company in its discretion.

4.	Full Time Performance of Duties: During the Term of Employment, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive agrees to devote substantially all his business time, attention, skill, and efforts to the faithful and loyal performance of his duties under this Agreement and shall not during his employment with the Company engage in any other business activities, duties or pursuits, render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Company. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities for which Executive will not receive additional compensation from the Company, shall not be considered a breach of this Agreement if those activities do not materially interfere with the services required of Executive under this Agreement.

5.	Salary: The Company will pay Executive an annualized base salary of $650,000 in accordance with the Company’s payroll practices for executives. Executive will be eligible for periodic salary reviews consistent with the Company’s salary review practices for executives.

6.

Bonus: Executive will be eligible for a bonus each year during the Term of Employment with a target amount of seventy five percent (75%) of Executive’s base salary in effect at the beginning of the year in question, to be awarded upon attainment of the annual operating goals and the personal goals established by the Chief Executive Officer. The award and amount of any such bonus shall be in the discretion of the Company. During the initial year of Executive’s employment, at a minimum, a prorated portion of the target bonus amount measured by the portion of the fiscal year during which Executive is employed by the Company will be deemed earned so long as Executive remains employed by the Company through that time.

7.	Options: Executive will be granted non-qualified Performance Based Stock Options to purchase 357,010 shares at an exercise price of $12.50 per share and 357,010 shares at an exercise price of $15.00 per share of Company Common Stock (CENT). These options shall vest over a five (5) year period at a rate of twenty percent (20%) per year. The options shall expire six years from the issue date. The right to exercise the options shall be consistent with the terms of the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan.

8.	Restricted Stock: [This section intentionally left blank]

9.	Benefits: Subject to all applicable eligibility requirements, Executive will participate in any and all 401 (k), medical, dental, life and long-term disability insurance and/or other benefit plan which, from time to time, may be established as generally applicable to other similarly situated Company executives. During the term of this agreement, the Company shall also pay Executive a monthly housing-related cost differential allowance of $10,500.

10.	Vacation: Executive will earn four (4) weeks vacation annually. Executive’s maximum vacation accrual will be six (6) weeks. Once Executive has accrued six (6) weeks vacation, he will stop earning vacation until he has taken vacation and reduced his accrual below six (6) weeks.

11.	Automobile: During the Term of Employment, the Company will provide Executive with a monthly automobile allowance of $1000.00.

12.	Reimbursement of Expenses: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company’s policies, upon presentation by Executive of documentation, expense statements, vouchers and/or other supporting information as the Company may request. In no event shall reimbursements be made for expenses incurred by Executive after the end of the calendar year following the calendar year in which Executive incurs the expense.

13.

Incapacity: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company that Executive is unable to perform the services required under this Agreement with or without reasonable accommodation, then after four (4) months of continuous physical or mental disability, this Agreement will terminate; provided, however, that during this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from current use of alcohol, drugs or related issues.

14.	Termination by the Company For Cause: The Company may terminate Executive for cause. If Executive is terminated for cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination. Cause shall be defined as:

(a)	An act or omission constituting negligence or misconduct which is materially injurious to the Company;

(b)	Failure to comply with the lawful directives of the Board of Directors;

(c)	A material breach of this Agreement by Executive, which is not cured within thirty (30) days after written notice thereof;

(d)	Failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure;

(e)	The abuse of alcohol or drugs;

(f)	Fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company;

(g)	A material violation of any securities law, regulation or compliance policy of the Company;

(h)	Executive’s death or incapacity exceeding four (4) months as provided in Section 13 above.

15.	Termination By Executive For Good Reason: Executive may also terminate this Agreement for Good Reason by giving thirty (30) days written notice to the Company’s Vice President of Human Resources specifying in reasonable detail the basis for the Good Reason and provided such alleged Good Reason is not cured by the Company within the thirty (30) day notice period. If Executive terminates his employment for Good Reason under this section, within ten (10) days after a general release signed by Executive and the Company substantially in the form of the general release attached hereto as Exhibit C becomes irrevocable, Executive will be entitled to the same severance as if he were terminated by the Company without cause as provided in Section 16, below. Such payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by Executive for Good Reason. Good Reason shall be defined as a material breach of this Agreement by the Company.

16.	Termination By The Company Without Cause: The Company may terminate Executive’s employment under this Agreement at any time without cause by giving

Executive twenty-four (24) months’ written notice of termination. If the Company terminates Executive under this section, within ten (10) days after a general release signed by Executive and the Company substantially in the form of the general release attached hereto as Exhibit C becomes irrevocable, provided a later payment is not required by Section 17 below, the Company will pay Executive a severance consisting of a continuation of Executive’s base salary for a nine (9) month period, subject to applicable payroll deductions, and health insurance continuation for nine (9) months. Executive will be provided, at most, sixty (60) days to consider whether to sign such release. Such payments shall cease, and no further severance obligation will be owed, in the event Executive obtains other equivalent employment during the severance period. Such severance payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by the Company without cause. At its option, the Company may pay Executive twenty-four (24) months additional salary and benefits provided in this Agreement in lieu of giving Executive the twenty-four (24) months notice as provided above.

17.	Section 409A Delay: Each payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with Executive’s separation from service are not exempt from Section 409A and that Executive is a “specified employee” (within the meaning of Section 409A) at the time of his separation from service, then payment of such non-exempt payments shall not be made until the date that is six (6) months and one day after his separation from service (or, if earlier, his death), with any payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following his separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

18.	Termination by Executive Without Good Reason: Executive may terminate his employment without Good Reason by giving the Company thirty (30) days written notice of termination. If Executive terminates his employment without Good Reason under this section, he will receive only his salary and benefits earned pro rata to the date of his termination. All other salary and benefits will cease on the date of Executive’s termination. At its option, the Company may pay Executive his salary and benefits provided in this Agreement through the effective date of his written notice of termination and immediately accept his termination.

19.

Confidential Business Information: The Company has and will continue to spend significant time, effort and money to develop proprietary information which is vital to the Company’s business. During Executive’s employment with the Company, Executive has and will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during his employment with the Company or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides the Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

20.	Non-Solicitation of Employees: While Executive is employed by the Company and for twelve (12) months after such employment terminates, Executive will not (acting either directly or indirectly, or through any other person, firm, or corporation) induce or attempt to induce or influence any employee of the Company to terminate employment with the Company when the Company desires to retain that person’s services

21.	Duty of Loyalty: During term of this Agreement and any post-employment consulting agreement, Executive agrees that he will not, nor will he permit any entity or other person under his control, to directly or indirectly hold, manage operate or control, or participate in the ownership, management, operation or control of, or render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products .

22.	Separability: Each provision of this Agreement is separable and independent of the other provisions. If any part of this Agreement is found to be invalid, the remainder shall be given full force and effect as permitted by law.

23.	Complete Agreement: This Agreement constitutes the entire agreement between Executive and the Company regarding the subjects covered by this Agreement. No other agreement, understanding, statement or promise other than those contained in this Agreement is part of their employment agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the Chief Executive Officer of the Company.

24.	Notice: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

(a)	If to the Company to:	Central Garden & Pet Company
1340 Treat Blvd., Suite 600 Walnut Creek, CA 94597 Attention: William E. Brown, Chairman/CEO

(b)	If to the Executive to:

25.	Related Agreements: As an inducement to the Executive and to the Company to enter into this Agreement, Executive has executed Exhibit A Post Employment Consulting Agreement and Exhibit B Agreement to Protect Confidential Information, Intellectual Property and Business Relationships, and will execute, if appropriate Exhibit C, the General Release of All Claims, all attached and incorporated by reference. Exhibits A, B and C and sections 19, 20 and 21 of this Agreement shall survive the termination of this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year referenced above.

/s/ Gus Halas

Central Garden & Pet Company

By	/s/ William E. Brown
William E. Brown, Chairman and Chief Executive Officer

EXHIBIT A

POST EMPLOYMENT CONSULTING AGREEMENT

This Agreement is made this fifteenth (15th) day of April, 2011 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Gus Halas (“Executive”).

WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he will provide unique services that will be exceedingly difficult to replace after termination of his employment;

WHEREAS, Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment;

WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement (“Agreement”);

THEREFORE, in consideration of the employment of Executive as Executive Vice President, President-Pet Segment and other good and adequate consideration, Executive and the Company agree to the following:

1. Option to Receive Consulting Services. Executive hereby grants the Company an option to receive continuing Consulting Services. This option shall be exercised in the Company’s sole discretion, in writing, no later than ten (10) business days following termination of Executive’s employment with the Company (“Exercise”).

2. Consulting Services. If this option is Exercised, Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Consulting Services shall performed at such times and in a manner as are mutually agreed and shall, on average, consist of 20 to 30 hours per month.

3. Term of Agreement. If this option is Exercised, Executive will provide Consulting Services effective upon Exercise by the Company and continuing thereafter for a period of twenty-four (24) months (“Term of Agreement”).

4. Compensation. Executive shall be paid fifteen percent (15%) of his base salary at time of termination of Executive’s employment with the Company during the Term of Agreement. This amount shall be paid one-twelfth (1/12) at the end of each month for twelve (12) months.

5. Expenses. During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

6. Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if due to physical or mental disability, Executive is unable to perform the services called for under this Agreement with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days’ written notice; (c) the Executive materially breaches the terms of this Agreement, and (d) the parties may terminate this Agreement, by mutual written agreement.

7. Unique Services; Duty of Loyalty. Executive acknowledges and agrees that the services he performs under this Agreement are of a special, unique, unusual, extraordinary, or intellectual character, which have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive further acknowledges and agrees that during his employment and, provided the Company exercises its option to engage Executive to provide Consulting Services and compensate him under the terms of this Agreement, then during the Term of Agreement he will have a continuing fiduciary duty and duty of loyalty to the Company. He agrees that during the Term of Agreement, he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products or which would otherwise conflict with his obligations to the Company. Executive understands that it would be a conflict of interest to provide legal advice or representation to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet-related products during the Term of Agreement.

8. Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy regarding the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

9. Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

10. Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

11. Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.

12. Intellectual Property Rights. Company shall have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, “Intellectual Property”) which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.

13. No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

14. Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

15. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.

16. Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

17. The parties agree to all of the terms and conditions set forth above.

Dated:	4-15-11	/s/ Gus Halas

Dated:		Central Garden & Pet Company

/s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

EXHIBIT B

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY AND BUSINESS RELATIONSHIPS

This Agreement is made this 15th day of April, 2011 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Gus Halas (“Executive,” “I” or “Me”).

I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I have had and will continue to have access to Confidential Information (as defined below) and valuable business relationships;

I RECOGNIZE that my employment in certain capacities with a competitor could involve the use or disclosure of Company Confidential Information;

I RECOGNIZE that the Company’s Confidential Information and business relationships are critical to its success in the marketplace. The Company operates on a nationwide-basis, and therefore, the Company’s commitment to protecting its Confidential Information and business relationships is nationwide;

I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;

THEREFORE, in consideration for the compensation provided to me, to prevent the use or disclosure of Company Confidential Information, and to protect the valuable business relationships of the Company, I agree to the following:

1. Definitions.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, including third-party information, provided to the Company in confidence, regarding the Company, its business, its plans, its customers, its contracts, its suppliers, or its strategies, that is not generally known and provides the Company with an actual or potential competitive advantage over those who do not know it. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this

Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.

(b) Relevant Territory. For purposes of this Agreement, “Relevant Territory” shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the two (2) years prior to my separation from the Company for any reason.

(c) Services. For purposes of this Agreement, “Services” shall mean the same or similar activities in which I engaged during the two (2) years prior to my separation from the Company for any reason.

2. Confidentiality. I agree that I will not, during my employment with the Company (except in furtherance of the Company’s interests), or at any time after employment terminates, without the prior written consent of the Company Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. To the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information rather than a trade secret under applicable law, the prohibition on use and disclosure of that specific information shall be in effect for a period of three years after the termination of my employment with the Company; otherwise the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used of disclosed, I will contact the Company Vice President of Human Resources.

3. Post-Employment Activities

(a) Non-Competition. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products or which would otherwise conflict with my obligations to the Company This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(b) Non-Solicitation of Customers. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not solicit directly or indirectly, on behalf of any business entity described in paragraph (a) of this section or which otherwise competes with the Company, any customer I solicited or serviced, or any customer about whom I learned Confidential Information, while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(c) Non-Solicitation of Employees. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.

(d) Duty to Present Contract. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, before I accept employment with any person or organization that is engage in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

4. Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

5. Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employs me in a capacity in which I violate this Agreement shall be liable for damages and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I acknowledge that the law that governs restrictive covenants such as this, is important, rapidly changing and varies from state to state. I also understand that the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at the time I enter this Agreement. I understand that I have been advised to consult with an attorney of my choice to discuss this agreement and my legal obligations under this agreement after my termination of employment. I understand that Paragraphs 3(a) and 3(b) do not apply and will not be enforced in California or other states where restrictions such as contained in those paragraphs are not permitted.

6. Restrictive Covenants. I understand that the Non-Competition and Non-Solicitation of Customer Restrictions in Paragraphs 3(a) and 3(b) do not apply and will not be enforced in California or other states where restrictions such as contained in those paragraphs are not permitted.

7. Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

8. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

9. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

10. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

AGREED AND ACCEPTED BY:

/s/ Gus Halas
Gus Halas

/s/ William E. Brown
For Central Garden & Pet Company

Exhibit C

General Release of AH Claims

This Release of All Claims is entered into by Gus Halas (“Executive”) and Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”).

WHEREAS, the parties entered into an Employment Agreement (“Employment Agreement”) on April 15, 2011 that provides for certain severance and other benefits in the event of Executive’s termination; and

WHEREAS, pursuant to the Employment Agreement, Executive’s entitlement to such severance and other benefits in the event of termination is conditioned upon Executive signing a general release of all claims (“Agreement”); and

WHEREAS, Executive’s employment with the Company shall terminate effective                      (“Termination Date”);

NOW THEREFORE, in consideration of the severance and other benefits provided in the Employment Agreement, and other good and sufficient consideration, the parties agree as follows:

1. Executive, his successors and assigns, completely release the Company, its agents, employees, former employees, members of the board of directors, officers, insurers, successors and assigns (the “Released Parties”) from all claims, rights, demands, actions, obligations, and causes of action of every kind, known or unknown, which Executive may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof, including but not limited to all claims for harassment, discrimination, or wrongful discharge; all claims relating to any contracts, express or implied; any covenant of good faith and fair dealing, express or implied; any breach of fiduciary responsibility; any tort of any nature; any claims under federal, state, or municipal common law, statutes or ordinances, including but not limited to claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the California Family Rights Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the state and federal Worker Adjustment Retraining and Notification Acts, the California Worker’s Compensation Act and any other laws and regulations relating to employment or employment discrimination, as well as any and all claims for attorney’s fees and costs. The only claims not released by this Agreement are claims that cannot be released as a matter of law.

2. Executive is aware that Section 1542 of the Civil Code of the State of California and similar provisions in other states provide:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive understands that this type of provision gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Executive nevertheless voluntarily waives these rights from the subject of this Agreement, and waive all claims that now exist in his favor, known or unknown.

3. Executive affirms that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and promises never to file or prosecute a lawsuit or complaint based on such claims. Executive further promises never to seek any damages, remedies, or other relief for himself personally by filing or prosecuting a charge with any administrative agency with respect to any such claim. He promises to request that any government agency or other body assuming jurisdiction over any such lawsuit, complaint, or charge withdraw from the matter or dismiss the matter with prejudice. However, the two preceding sentences shall not preclude Executive from filing or prosecuting a charge with any administrative agency with respect to any such claim as long as he does not seek or accept any damages, remedies, or other relief for himself personally, which he promises not to do. Executive shall not be prevented from enforcing any rights he may have under the terms of this Agreement.

4. Executive agrees that he will cooperate with and assist the Company with regard to any arbitration, litigation, agency investigation or proceeding regarding any matters which Executive dealt with, was involved in or had knowledge of while employed with the Company, provided the Company shall pay all reasonable and related expenses and attorneys fees necessarily incurred by Executive (consistent with the Company’s expense reimbursement policies) to provide such cooperation and assistance.

5. Executive agrees that he will return to the Company all electronic equipment (including cell phone, computer, PDA, etc.) files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, and any other Company property in his possession prior to his Termination Date.

6. Executive agrees that the terms and conditions of this Agreement are strictly confidential and have not been and shall not be disclosed to any persons except his counsel, immediate family, financial advisors and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Executive This subsection does not prohibit Executive’s disclosure of the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required. Executive understands that any violation of this provision would cause irreparable harm to the Company and would justify injunctive relief.

7. Executive agrees not to disparage or defame the Company or any of its employees, former employees, members of the boards of directors or officers.

8. No other monies or benefits except those specifically described in the Employment Agreement are owed or will be paid to Executive by the Company.

9. Executive will cease to be eligible to participate in any Company employee benefit plans including any medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company on his Termination Date and will have no rights under those plans, except that he will retain any vested benefits under all applicable benefit plans with the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

10. Executive acknowledges that sections 19, 20 and 21 of the Employment Agreement together with Exhibits A, B and C and shall survive the termination of the Employment Agreement and Executive reaffirms his obligations thereunder.

11. Executive acknowledges and agrees that it is the Company’s policy, communicated to him and other employees, that employees are requested to bring to the Company’s attention any incidents of misconduct or wrongdoing in the area of regulatory compliance, both governmental and industry. Executive hereby affirms that he has acted in accordance with such policy and that he has, at this time, no knowledge of any such incident that he has not brought to the attention to the Company in writing.

12. Should any of the provisions of this Agreement be determined to be invalid by a court, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

13. Should Executive ever attempt to challenge the existence of this Agreement, attempt to obtain an order declaring this Agreement to be null and void, or institute litigation against the Company or any other Released Party based upon a released claim, he will, as a condition precedent to such action, repay all amounts paid to him under the terms of the Employment Agreement.

14. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against any party to the Agreement.

15. This Agreement constitutes the entire understanding of the parties on the subjects covered. Executive expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion. This Agreement shall not in any way be considered an admission of any liability by the Company.

16. Executive understands that he has been advised to consult with an attorney prior to signing this Agreement; he has twenty-one (21) days in which to consider whether he should sign this Agreement; and that if he signs this Agreement, he has seven (7) days following the date in which he signs the Agreement to revoke it because the Agreement is not effective until the end of this seven-day period (“Effective Date”)

17. Each party to this Agreement shall execute all further and/or additional instruments and documents and take all actions necessary as may be reasonably required to effectuate this Agreement.

18. This Agreement may be executed in one or more counterparts. Electronic signatures will be considered valid.

Dated:	/s/ Gus Halas
Gus Halas

Dated:
Central Garden & Pet Company

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